(A Development-Stage Company)

Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012
(in Canadian dollars)

KPMG LLP 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal (Québec) H3A 0A3	Telephone (514) 840-2100 Fax (514) 840-2187 Internet www.kpmg.ca

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Alderon Iron Ore Corp.

We have audited the accompanying consolidated financial statements of Alderon Iron Ore Corp., which comprise the consolidated statements of financial position as at December 31, 2013 and December 31, 2012, the consolidated statements of changes in equity, comprehensive loss and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
("KPMG International"), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Alderon Iron Ore Corp. as at December 31, 2013 and December 31, 2012, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

March 27, 2014

Montréal, Canada

______________________________________ *CPA auditor, CA, public accountancy permit No. A120220

Alderon Iron Ore Corp.
Consolidated Statements of Financial Position

(in Canadian dollars)

	As of December 31,	As of December 31,
	2013	2012
	$	$
ASSETS
Current assets
Cash and cash equivalents	95,366,039	34,312,316
Restricted cash equivalents (note 8)	-	10,232,508
Receivables (note 5)	3,760,730	2,746,064
Prepaid expenses and other current assets (note 6)	1,322,204	703,692
Total current assets	100,448,973	47,994,580

Non-current assets
Mineral properties (note 7)	138,645,822	88,668,710
Long-term advances (note 8)	20,465,016	10,232,508
Property, plant and equipment (note 9)	4,265,204	445,483
Total non-current assets	163,376,042	99,346,701
Total assets	263,825,015	147,341,281

LIABILITIES
Current liabilities
Payables and accrued liabilities (note 10)	14,179,526	6,541,122
Due to related parties (note 12)	221,029	309,224
Total current liabilities	14,400,555	6,850,346

EQUITY
Share capital and warrants (notes 13 and 14)	259,143,095	259,143,095
Other capital (note 15)	24,206,055	21,619,782
Deficit	(90,639,603)	(140,271,942)
Equity attributable to owners of the parent	192,709,547	140,490,935
Non-controlling interest (note 16)	56,714,913	-
Total equity	249,424,460	140,490,935
Total liabilities and equity	263,825,015	147,341,281

Basis of preparation and nature of operations (note 1) Commitments and contingencies (note 24) Subsequent events (note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

“Lenard Boggio”	“David Porter”
Lenard Boggio Director	David Porter Director

Alderon Iron Ore Corp.
Consolidated Statements of Changes in Equity
For the years ended December 31, 2013 and 2012

(in Canadian dollars, except share data)

	Common shares	Share capital and warrants	Other capital		Deficit	Total
	(number)			$		$

Balance – January 1, 2012	84,717,514	149,573,447	13,096,693		(68,790,827)		93,879,313
Issuances pursuant to private placements, net of transaction costs	44,656,343	107,418,488	-		-		107,418,488
Issuances pursuant to the exercise of warrants	384,010	1,070,683	-		-		1,070,683
Issuances pursuant to the exercise of stock options	386,300	1,080,477	(496,386)		-		584,091
Share-based compensation costs	-	-	9,019,475		-		9,019,475
Net loss and comprehensive loss	-	-	-		(71,481,115)		(71,481,115)
Balance – December 31, 2012	130,144,167	259,143,095	21,619,782		(140,271,942)		140,490,935

	Attributable to owners of the parent

	Common shares	Share capital and warrants	Other capital	Deficit	Non- controlling interest		Total
	(number)				$		$

Balance – January 1, 2013	130,144,167	259,143,095	21,619,782	(140,271,942)		-		140,490,935
Changes in ownership interest of an affiliate that does not result in a loss of control
Proceeds received following the issuance of units of The Kami LP to Hebei (note 13)	-	-	-	-		119,926,293		119,926,293
Reallocation of non-controlling interest between partners of The Kami LP (note 16)	-	-	-	61,503,377		(61,503,377)		-
Total changes in ownership interest of an affiliate	-	-	-	61,503,377		58,422,916		119,926,293

Contributions by and distributions to owners
Share-based compensation costs (note 15)	-	-	2,586,273	-		-		2,586,273
Net loss and comprehensive loss	-	-	-	(11,871,038)		(1,708,003)		(13,579,041)
Total contributions by and distributions to owners	-	-	2,586,273	(11,871,038)		(1,708,003)		(10,992,768)

Balance – December 31, 2013	130,144,167	259,143,095	24,206,055	(90,639,603)		56,714,913		249,424,460

The accompanying notes are an integral part of these consolidated financial statements.

Alderon Iron Ore Corp.
Consolidated Statements of Comprehensive Loss
For the years ended December 31, 2013 and 2012

(in Canadian dollars, except share and per share data)

	Years ended December 31,
	2013		2012
	$		$
Operating expenses
General and administrative expenses		13,838,902		27,884,718
Environmental, aboriginal, government and community expenses		887,175		7,448,157
Exploration and evaluation expenses		503,981		36,446,047
		15,230,058		71,778,922

Loss from operations		(15,230,058)		(71,778,922)

Finance income		1,651,017		437,504
Finance costs (note 11)		-		(356,157)
Net finance income		1,651,017		81,347

Loss before income taxes		(13,579,041)		(71,697,575)
Income tax recovery (note 18)		-		216,460

Net loss and comprehensive loss		(13,579,041)		(71,481,115)

Attributable to:
Owners of the parent		(11,871,038)		(71,481,115)
Non-controlling interest		(1,708,003)		-
		(13,579,041)		(71,481,115)
Net loss per share (note 19)
Basic and diluted		(0.09)		(0.65)
Weighted average number of shares outstanding (note 19)
Basic and diluted		130,144,167		109,493,640

The accompanying notes are an integral part of these consolidated financial statements.

Alderon Iron Ore Corp. Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2013 and 2012

 (in Canadian dollars)

	Years ended December 31,
	2013		2012
	$		$
Cash flows from operating activities
Net loss		(13,579,041)		(71,481,115)
Adjustments for:
Share-based compensation costs (note 15)		2,199,315		9,019,475
Depreciation (notes 7 and 9)		147,940		103,345
Finance income		(1,651,017)		(437,504)
Interest expense		-		119,907
Loss on disposal of property, plant and equipment		-		24,713
Income tax recovery (note 18)		-		(216,460)
Changes in operating assets and liabilities (note 20)		(14,993,522)		(9,406,398)
Interest received		1,810,538		305,705
Interest paid		-		(119,907)
Net cash used in operating activities		(26,065,787)		(72,088,239)

Cash flows from investing activities
Additions to mineral properties (note 7)		(39,057,956)		-
Deposits on equipment (note 9)		(3,605,576)		-
Purchases of property, plant and equipment, net of disposals (note 9)		(375,759)		(200,132)
Decrease (increase) in restricted cash equivalents (note 8)		10,232,508		(10,232,508)
Net cash used in investing activities		(32,806,783)		(10,432,640)

Cash flows from financing activities
Proceeds received following the issuance of units of The Kami LP to Hebei (note 13)		119,926,293		-
Proceeds from private placement issuance of common shares, net of cash transaction costs (note 13)		-		107,418,488
Proceeds from the issuance of debt (note 11)		-		10,500,000
Repayment of debt (note 11)		-		(10,500,000)
Proceeds from the exercise of warrants (note 14)		-		1,070,683
Proceeds from the exercise of stock options (note 15)		-		584,091
Net cash provided by financing activities		119,926,293		109,073,262

Net change in cash and cash equivalents		61,053,723		26,552,383

Cash and cash equivalents at the beginning of the year		34,312,316		7,759,933

Cash and cash equivalents at the end of the year		95,366,039		34,312,316
Cash and cash equivalents components:
Cash		87,606,502		1,138,310
Cash equivalents		7,759,537		33,174,006
		95,366,039		34,312,316

The accompanying notes are an integral part of these consolidated financial statements.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

1              Summary of business, reporting entity, basis of preparation and nature of operations

Summary of business

Alderon Iron Ore Corp. (“Alderon” or the “Company”) is a development-stage company conducting iron ore evaluation activities related entirely to its Canadian properties located in western Labrador in the province of Newfoundland & Labrador. Those properties are collectively referred to as the Kamistiatusset, or “Kami”, Property. All activities associated with the Kami Property are referred to as the Kami Project.

Reporting entity

The accompanying consolidated financial statements include the accounts of Alderon Iron Ore Corp., an entity incorporated under the laws of the Province of British Columbia, and its subsidiaries: 0860132 BC Ltd.; 0964896 BC Ltd.; and Kami General Partner Limited (“Kami GP”), a corporation incorporated under the laws of the Province of Ontario. The consolidated financial statements also include the accounts of an affiliate, The Kami Mine Limited Partnership (“The Kami LP”), established under the laws of the Province of Ontario. Kami GP and The Kami LP are each owned 75%, directly or indirectly, by the Company. On August 23, 2013, 0860132 BC Ltd. was dissolved.

The Company’s common shares are listed on the Toronto Stock Exchange, under the symbol “ADV” and on the NYSE MKT, under the symbol “AXX”.

Basis of preparation and nature of operations

Basis of presentation

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

The policies applied in these consolidated financial statements are based on IFRS issued and effective as of December 31, 2013. These consolidated financial statements were approved by the Company's Board of Directors on March 27, 2014.

Nature of operations

The accompanying consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they become due (see also note 21).
The application of the going concern concept is dependent upon the Company’s ability to satisfy its liabilities as they become due and to obtain the necessary financing to complete the development of its mineral property interests, the attainment of profitable mining operations or the receipt of proceeds from the disposition of its mineral property interests. Management is actively engaged in the review and due diligence on opportunities of merit in the mining sector and is seeking to raise the necessary capital to meet its funding requirements. There can be no assurance that management’s plan will be successful. If the Company is unable to secure additional sources of financing, ongoing development work will be postponed to ensure that the Company has sufficient resources to discharge its existing liabilities and commitments, and to fund care and maintenance costs until such time that financing becomes available at acceptable terms.

If the going concern assumption were not appropriate for these financial statements, adjustments to the carrying value of assets and liabilities, reported expenses and consolidated statement of financial position classifications would be necessary. Such adjustments could be material.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

2              Significant accounting policies

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates and the exercise of management’s judgment in applying the Company’s accounting policies. Areas where assumptions and estimates are significant to the Company’s consolidated financial statements are discussed in note 3.

Principles of consolidation

These consolidated financial statements include any entity in which the Company, directly or indirectly, holds more than 50% of the voting rights or over which it exercises control. An entity is included in the consolidation from the date that control is transferred to the Company, while any entities that are sold are excluded from the consolidation from the date that control ceases. All intercompany balances and transactions are eliminated on consolidation. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using the same accounting policies.

Non-controlling interest

Non-controlling interest in the Company’s less than wholly owned subsidiary is classified as a separate component of equity. On initial recognition, non-controlling interest is measured at the fair value of the non-controlling entity’s contribution into the related subsidiary. Subsequent to the original transaction date, adjustments are made to the carrying amount of non-controlling interest for the non-controlling interest’s share of changes to the subsidiary’s equity.

Changes in the Company’s ownership interest in a subsidiary that do not result in a loss of control are recorded as equity transactions. The carrying amount of non-controlling interest is adjusted to reflect the change in the non-controlling interest’s relative interest in the subsidiary, and the difference between the adjustment to the carrying amount of non-controlling interests and the Company’s share of proceeds received and/or consideration paid is recognized directly in equity and attributed to owners of the Company.

Foreign currency

The accompanying consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transaction. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the consolidated statement of comprehensive loss.

Foreign exchange gains and losses that relate to cash and cash equivalents are presented within finance income or finance costs in the consolidated statement of comprehensive loss. All other foreign exchange gains and losses are presented in the consolidated statement of comprehensive loss within operating expenses.

Cash and cash equivalents

Cash and cash equivalents consist of unrestricted cash on hand and balances with banks, as well as short-term, interest-bearing deposits, that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, with a maturity of three months or less from the date of acquisition.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

2              Significant accounting policies (continued)

Mineral properties

Mineral properties, consisting of assets that are being explored and evaluated and representing titles associated with the Kami Property, are recorded at cost. Any option payments received by the Company from third parties or tax credits refunded to the Company are credited to the capitalized cost of the mineral property. If payments received exceed the capitalized cost of the mineral property, the excess is recognized as income in the year received. The carrying value of mineral properties is presented net of impairment charges, if any, and depreciation, which is recognized over the estimated useful life of the properties following the commencement of production. Mineral properties are derecognized in the event that mineral properties are sold or projects are abandoned.

Management has taken actions to verify the ownership rights for mineral properties in which the Company owns an interest in accordance with industry standards for the current exploration phase of these properties. However, these procedures do not guarantee that one or more titles to the Kami Property will not be challenged. Title to the Kami Property may be subject to prior unregistered agreements, transfers or claims or may be affected by, among other factors, undetected defects.

Exploration and evaluation expenditures

Pre-exploration costs, which include costs incurred prior to the Company’s obtaining rights to explore and evaluate a defined area, are expensed as incurred. As noted above, costs to acquire mineral properties are capitalized and include costs that are directly related to the acquisition of the underlying mineral rights.

Exploration and evaluation expenditures include engineering, metallurgical and other studies and activities that are necessary in order to delineate an ore body, as well as employee costs (including share-based compensation) related to the Company’s exploration and evaluation personnel. Specifically, exploration and evaluation expenditures include costs associated with the following activities: surveying; geological, geochemical and geophysical studies; exploratory drilling; land maintenance; sampling and analyses; and efforts associated with the assessment of technical feasibility and commercial viability.

Expenditures related to the exploration and evaluation of mineral properties are expensed as incurred, until the technical feasibility and commercial viability of the extraction of a project’s mineral reserves are demonstrated, at which time any further directly attributable pre-production expenditures that give rise to future economic benefits are capitalized as development costs. The Company has started to capitalize directly attributable pre-production expenditures that give rise to future economic benefits as of February 1, 2013 (see note 7).

Property, plant and equipment and depreciation

Items of property, plant and equipment are recorded at cost, net of impairment charges and accumulated depreciation.  Cost includes expenditures that are directly attributable to the acquisition of the assets and that have been incurred up until the time that the assets are in the condition necessary to be used or operated in the manner intended by management. Where an item of plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of plant and equipment. Residual values, the method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

2            Significant accounting policies (continued)

Depreciation is calculated using the straight-line method, over the estimated useful life of each component, as follows:

Category	Useful life (years)
Building	25
Furniture and fixtures	5
Exploration equipment	5
Computer and office equipment	3
Computer software	3
Leasehold improvements	Over the lease term

Depreciation expense is allocated to the appropriate functional expense categories to which the underlying items of property, plant and equipment relate.

Items of property, plant and equipment are derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the related asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss in the consolidated statement of comprehensive loss. Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditures are capitalized.

Impairment of long-lived assets

Mineral properties and property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Management is required to assess at each reporting date whether there is any indication that an asset may be impaired. Where such an indication exists, the asset’s recoverable amount is compared to its carrying value, and an impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Impairment losses are recognized in profit or loss in the statement of comprehensive loss. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows, or cash-generating units (“CGU”). In determining value in use of a given asset or CGU, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

In the event that mineral properties or property, plant and equipment suffer impairment losses, those losses are reviewed for possible reversal if there has been a change, since the date of the most recent impairment test, in the estimates used to determine the impaired asset’s recoverable amount. However, an asset’s carrying amount, increased due to the reversal of a prior impairment loss, must not exceed the carrying amount that would have been determined, net of depreciation, had the original impairment not occurred.

Employee benefits

Salaries and other short-term benefit obligations are measured on an undiscounted basis and are recognized in the consolidated statement of comprehensive loss over the related service period or when the Company has a present legal or constructive obligation to make payments as a result of past events and when the amount payable can be estimated reliably.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

2             Significant accounting policies (continued)

Financial instruments

The Company classifies its financial instruments in the following categories: “Loans and receivables” and “Other financial liabilities”.

Financial assets and liabilities are offset, and the net amount is reported in the consolidated statement of financial position, when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

(a)	Classification

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are included in current assets, except for instruments with maturities greater than 12 months after the end of a given reporting period or where restrictions apply that limit the Company from using the instrument for current purposes, which are classified as non-current assets.

The Company’s loans and receivables are comprised of cash and cash equivalents, restricted cash equivalents and receivables.

Other financial liabilities

Other financial liabilities include payables, accrued liabilities, and amounts due to related parties.

(b)	Recognition and measurement

Loans and receivables

Loans and receivables are recognized on the settlement date at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest rate method, less any impairment losses.

Other financial liabilities

Financial instruments classified as “Other financial liabilities” are recognized at fair value less any directly attributable transaction costs. Subsequent to initial recognition, other financial liabilities are measured at amortized cost using the effective interest rate method.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

2              Significant accounting policies (continued)

(c)	Impairment

Financial assets measured at amortized cost are reviewed for impairment at each reporting date. Where there is objective evidence that impairment exists for a financial asset measured at amortized cost, an impairment charge equivalent to the difference between the asset’s carrying amount and the present value of estimated future cash flows is recorded in profit or loss in the consolidated statement of comprehensive loss. The expected cash flows exclude future credit losses that have not been incurred and are discounted at the financial asset’s original effective interest rate.

Impairment charges, where applicable, are reversed if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. However, the reversal cannot result in a carrying amount of the financial asset that exceeds what the amortized cost would have been had the impairment not been recognized at the date the impairment is reversed.

Provisions

Provisions represent liabilities to the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, when it is probable that an outflow of resources will be required to settle the obligation and where the amount can be reliably estimated. Provisions may represent obligations associated with the retirement of reclamation of mineral property or other assets. Provisions are not recognized for future operating losses. The expense relating to any provision is presented in the consolidated statement of comprehensive loss.

Share capital and warrants

Common shares are classified as equity. Share purchase warrants are also classified as equity when the warrants are derivative instruments that will be settled only by the Company exchanging a fixed number of its own shares for a fixed amount of cash; otherwise, warrants would be classified as liabilities. Incremental costs that are directly attributable to the issuance of common shares and equity-classified warrants are recognized as a deduction from equity, net of any tax effects.

The Company has issued share purchase warrants to investors who have participated in certain private placements as well as to placement agents, underwriters, finders or brokers who have facilitated certain financing transactions with investors. Share purchase warrants issued to placement agents, underwriters, finders or brokers are measured at their fair value on the date that the services are provided and are accounted for as additional transaction costs, since the issuance of the underlying warrants is directly attributable to the financing transaction to which the warrants relate.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

2              Significant accounting policies (continued)

Flow-through shares

The Company has financed certain exploration expenditures through the issuance of flow-through shares, per a program that is available under Canadian income tax legislation. Under a flow-through arrangement, any qualifying resource expenditure deductions for income tax purposes are renounced by the Company to investors, who in turn can claim the tax deductions that otherwise would be available to the Company.

Flow-through proceeds are allocated between the offering of the common shares and the premium associated with the effective sale of tax benefits when the common shares are offered. The allocation is performed based on the difference between the market price of the common shares at the date of issuance and the amount the investor pays for the flow-through shares. A liability (or flow-through share premium obligation) is recorded on the date of share issuance for the premium paid by the investors and recognized through profit and loss in the consolidated statement of comprehensive loss as the Company expends the flow-through proceeds and renounces the expenditures to investors.

Share-based payments

The Company accounts for employee share-based compensation using the fair value-based method. Fair value of stock options is determined at the date of grant using the Black-Scholes option pricing model, which includes estimates of the number of awards that are expected to vest over the vesting period. The Company takes into account the expected forfeiture rate of the granted share options based on the Company’s past experience. Where granted share options vest in installments over the vesting period (defined as graded vesting), the Company treats each installment as a separate share option grant. Share-based compensation expense is recognized over the vesting period, or as specified vesting conditions are satisfied, and credited to Other Capital.

Any consideration received by the Company in connection with the exercise of stock options is credited to Share Capital. Any Other Capital component of the share-based compensation is transferred to Share Capital upon the issuance of shares.

Related party transactions

A related party is defined as any person, including close members of that person’s family, or entity that has significant influence over the Company. Related parties also include members of the Company’s key management personnel—namely, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, including any director (whether executive or otherwise) of the Company. Significant influence is the power to participate in the financial and operating policy decisions of an entity, but is not control over those policies. Significant influence may be gained by share ownership, statute or agreement.

A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Finance income

Finance income comprises interest income earned on cash and cash equivalents and on restricted cash equivalents.

Finance costs

Finance costs comprise of interest and other costs incurred in connection with the borrowing of funds.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

2              Significant accounting policies (continued)

Income taxes

Income tax on profit or loss comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive income (loss).

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss or differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.

Deferred taxes are recognized as income or expense in profit or loss, except to the extent that they arise from business combinations and transactions recognized in equity. Therefore, when deferred taxes relate to equity items, a backward tracing is necessary to determine the adjustment to taxes (e.g. change in tax rates and change in recognized deferred tax assets) that should be recorded in equity. For this purpose, the accounting policy of the Company is to allocate changes in the recognition of deferred tax assets based on their expected maturity date.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Net loss per share

Basic net loss per share is calculated using the weighted average number of common shares outstanding during the year. Diluted net loss per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents, such as stock options and warrants.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

3              Critical accounting estimates

The preparation of the Company’s consolidated financial statements in accordance with IFRS requires management to make estimates about and apply assumptions to future events and other matters that affect the reported amounts of the Company’s assets, liabilities, expenses and related disclosures. Assumptions and estimates are based on historical experience, expectations, current trends and other factors that management believes to be relevant at the time at which the Company’s consolidated financial statements are prepared. Management reviews, on a regular basis, the Company’s accounting policies, assumptions and estimates in order to ensure that the consolidated financial statements are presented fairly and in accordance with IFRS.

Critical accounting estimates are those that have a significant risk of causing material adjustment and are often applied to matters or outcomes that are inherently uncertain and subject to change.  As such, management cautions that future events often vary from forecasts and expectations and that estimates routinely require adjustment.

Management considers the following areas to be those where critical accounting policies affect the significant estimates used in the preparation of the Company’s consolidated financial statements.

Capitalization of development costs

The application of the Company’s accounting policy for development costs requires judgment in determining the timing at which to begin capitalizing development costs and whether future economic benefits, which are based on assumptions about future events and circumstances, may be realized.

Carrying value and recoverability of mineral properties

The carrying amount of the Company’s mineral properties does not necessarily represent present or future values, and the Company’s mineral properties have been accounted for under the assumption that the carrying amount will be recoverable. Recoverability is dependent on various factors, including the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development and upon future profitable production or proceeds from the disposition of the mineral properties themselves.  Additionally, there are numerous geological, economic, environmental and regulatory factors and uncertainties that could impact management’s assessment as to the overall viability of the Kami Project or to the ability to generate future cash flows necessary to cover or exceed the carrying value of the Company’s mineral properties.

To the extent that any of management’s assumptions change, there could be a significant impact on the Company’s future financial position, operating results and cash flows.

Fair value of stock options

Determining the fair value of stock options (see note 15) requires the estimation of stock price volatility, the expected forfeiture rate and the expected term of the underlying instruments. Any changes in the estimates or inputs utilized to determine fair value could result in a significant impact on the Company’s future operating results.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

3              Critical accounting estimates (continued)

Recovery of deferred tax assets

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets, and future income tax provisions or recoveries could be affected. Refer to note 18 for further information.

4             New standards and interpretations not yet adopted

The following new standards, and amendments to standards and interpretations, are effective for annual periods beginning on or after January 1, 2013 and have been applied in preparing these consolidated financial statements. The accounting policies have been applied consistently by all subsidiaries of the Company.

a)
IFRS 10, Consolidated Financial Statements (“IFRS 10”), which builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of a parent company. IFRS 10 also provides additional guidance to assist in the determination of control where this is difficult to assess.

b)
IFRS 11, Joint Arrangements (“IFRS 11”), which enhances accounting for joint arrangements, particularly by focusing on the rights and obligations of the arrangement, rather than the arrangement’s legal form. IFRS 11 also addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities and prohibits proportionate consolidation.

c)
IFRS 12, Disclosure of Interests in Other Entities, which is a comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off-balance sheet vehicles.

d)
IFRS 13, Fair Value Measurement (“IFRS 13”), which defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 does not determine when an asset, a liability or an entity’s own equity instrument is measured at fair value. Rather, the measurement and disclosure requirements of IFRS 13 apply when another IFRS requires or permits the item to be measured at fair value (with limited exceptions).

The impact of the adoption of these standards is not significant.

The standards that are considered to be relevant to the Partnership’s operations that are issued, but not yet effective, up to the date of issuance of the Partnership’s financial statements are disclosed below:

a)
International Financial Reporting Interpretations Committee (“IFRIC”) 21, Levies, provides guidance on accounting for levies in accordance with the requirements of IAS 37, Provisions, Contingent Liabilities and Contingent Assets. IFRIC 21 is effective for annual periods commencing on or after January 1, 2014 and is to be applied retrospectively.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

4           New standards and interpretations not yet adopted (continued)

b)
IFRS 9, Financial Instruments (“IFRS 9”), which represents the completion of the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement, with a new standard. IFRS 9 introduces new requirements for the classification and measurement of financial assets and introduces additional changes relating to financial liabilities. In addition IFRS 9 includes a new general hedge accounting standard which will align hedge accounting more closely with risk management. This new standard does not fundamentally change the types of hedging relationships or the requirement to measure and recognize ineffectiveness, however it will provide more hedging strategies that are used for risk management to qualify for hedge accounting and introduce more judgment to assess the effectiveness of a hedging relationship.The mandatory effective date of IFRS 9 will be determined once the classification and measurement and impairment phases of IFRS 9 are finalized. The Company does not intend to adopt IFRS 9 in its financial statements for the annual period beginning on January 1, 2014.

The impact of the adoption of these standards has yet to be determined.

5          Receivables

	As of December 31, 2013		As of December 31, 2012
	$		$

Sales tax credits receivable		3,489,901		2,384,036
Deposits receivable		258,750		143,750
Interest receivable		12,079		171,600
Other		-		46,678
		3,760,730		2,746,064

6           Prepaid expenses and other current assets

	As of December 31, 2013		As of December 31, 2012
	$		$

Deferred transaction costs		896,005		-
Deposits on Kami Project activities		403,600		661,252
Other		22,599		42,440
		1,322,204		703,692

During the year ended December 31, 2013, the Company incurred professional fees of $896,005 that are directly related to a probable future debt transaction. These costs will be reclassified to debt upon completion of the debt transaction.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

7           Mineral properties

On January 15, 2013, the Company filed on SEDAR a Technical Report, entitled Feasibility Study of the Rose Deposit and Resource Estimate for the Mills Lake Deposit of the Kamistiatusset (Kami) Iron Ore Property, Labrador for Alderon Iron Ore Corp., (the “Feasibility Study”), dated effective December 17, 2012. As the technical feasibility and commercial viability of the extraction of the Kami Property’s mineral reserves have been demonstrated, the Company has started to capitalize directly attributable pre-production expenditures that give rise to future economic benefits as of February 1, 2013. Pre-production expenditures incurred prior to February 1, 2013 have been recorded in the consolidated statement of comprehensive loss as exploration and evaluation expenses or environmental, aboriginal, government and community expenses.

Components of the Company’s mineral properties, as well as annual activity associated therewith, are summarized below.

	Acquisition costs		Development costs		Share-based compensation costs capitalized		Depreciation capitalized		Total
	$		$		$		$		$

Balance – January 1, 2012		88,668,710		-		-		-		88,668,710
Additions during the period		-		-		-		-		-
Balance – December 31, 2012		88,668,710		-		-		-		88,668,710

Additions during the period		-		49,576,480		386,958		13,674		49,977,112
Balance – December 31, 2013		88,668,710		49,576,480		386,958		13,674		138,645,822

Additions to mineral properties in the consolidated statement of cash flows are presented on a cash basis. During the year ended December 31, 2013, cash expenditures totaled $39,057,956, the increase in accrued expenditures totaled $10,518,524 and increase in other non-cash items totaled $400,632.

8       Long-term advance

On July 13, 2012, the Company entered into an agreement with the Sept-Îles Port Authority (the “Port”) to secure usage of a new multi-user deep water dock facility that the Port is constructing (the “Port Agreement”).

Per the Port Agreement, the total initial commitment by the Company is $20,465,016 (the “Buy-in Payment”), which constitutes an advance on Alderon’s future shipping fees. The Buy-in Payment is payable in two equal installments, the first of which was paid upon signing the Port Agreement, and the second of which was paid on June 28, 2013. As security for the second installment of the Buy-in Payment, Alderon issued a letter of credit for $10,232,508. The letter of credit was returned to Alderon subsequent to the payment of the second instalment. The Buy-in Payment will be reimbursed to the Company via a discount that will be applied to shipping fees to be billed by the Port once Alderon’s usage of the multi-user facility commences.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

9          Property, plant and equipment

Components of the Company’s property, plant and equipment, as well as annual activity associated therewith, are summarized below.

	Land and building		Exploration equipment		Computer and office equipment		Computer software		Furniture and fixtures		Leasehold improve-ments		Total
	$		$		$		$		$		$		$

Historical cost – January 1, 2012		180,000		136,696		10,058		32,781		35,561		57,792		452,888
Additions		-		26,297		25,758		2,795		63,607		92,106		210,563
Disposals		-		(61,223)		-		-		-		-		(61,223)
Historical cost – December 31, 2012		180,000		101,770		35,816		35,576		99,168		149,898		602,228
Accumulated depreciation – January 1, 2012		11,200		39,450		4,274		18,074		6,481		-		79,479
Depreciation expense		6,400		23,955		11,939		11,857		18,459		30,735		103,345
Disposals		-		(26,079)		-		-		-		-		(26,079)
Accumulated depreciation – December 31, 2012		17,600		37,326		16,213		29,931		24,940		30,735		156,745
Carrying value – December 31, 2012		162,400		64,444		19,603		5,645		74,228		119,163		445,483

	Land and building		Exploration equipment		Computer and office equipment		Computer software		Furniture and fixtures		Leasehold improve- ments		Total
	$		$		$		$		$		$		$

Historical cost – January 1, 2013		180,000		101,770		35,816		35,576		99,168		149,898		602,228
Additions		-		-		153,300		51,587		58,995		111,877		375,759
Construction in progress		-		3,605,576		-		-		-		-		3,605,576
Disposals		-		-		-		-		-		-		-
Historical cost – December 31, 2013		180,000		3,707,346		189,116		87,163		158,163		261,775		4,583,563
Accumulated depreciation – January 1, 2013		17,600		37,326		16,213		29,931		24,940		30,735		156,745
Depreciation expense		5,832		14,504		50,747		14,242		26,121		50,168		161,614
Disposals		-		-		-		-		-		-		-
Accumulated depreciation – December 31, 2013		23,432		51,830		66,960		44,173		51,061		80,903		318,359
Carrying value – December 31, 2013		156,568		3,655,516		122,156		42,990		107,102		180,872		4,265,204

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

10        Payables and accrued liabilities
	As of December 31,
	2013		2012
	$		$
Accrued development costs		9,159,018		-
Accrued salaries and benefits		2,101,783		2,399,260
Accrued finder’s fee (note 24)		1,198,875		-
Trade accounts payable		807,884		988,807
Accrued legal and professional expenses		441,619		952,540
Accrued environmental, aboriginal, government and community expenses		240,595		391,015
Sales tax credits payable		148,063		-
Accrued evaluation and exploration costs		-		1,686,420
Other accrued liabilities		81,689		123,080
		14,179,526		6,541,122

11       Bridge financing

On July 13, 2012, Liberty Metals & Mining Holdings, LLC (“Liberty”), a subsidiary of Liberty Mutual Insurance and a significant shareholder of Alderon, provided a bridge loan (the “Note”) to the Company in the amount of $10,500,000. Liberty also had agreed to provide a further $10,500,000 (the “Additional Note”), if necessary. As per the terms of the Note, when the Company completed the subscription transaction with Hebei Iron & Steel Group Co., Ltd. (“Hebei”) (see note 13), Alderon was required to reimburse the entire principal amount of the Note then outstanding, together with all accrued and unpaid interest thereon. The Company repaid this amount on September 4, 2012, along with an establishment fee, equivalent to 1.5% of the principal amount of the Note as well as a commitment fee, equivalent to 0.75% of the principal amount of the Additional Note.

12       Related party disclosures

Related parties and related party transactions impacting the accompanying consolidated financial statements are summarized below and include transactions with the following individuals or entities:

Key management personnel

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consists of executive and non-executive members of the Company’s Board of Directors, corporate officers, including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as well as any Vice Presidents reporting directly to a Corporate Executive Board member or officer, acting in that capacity.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

12       Related party disclosures (continued)

Remuneration attributed to key management personnel can be summarized as follows:

	Years ended December 31,
	2013		2012
	$		$
Share-based compensation		1,986,535		6,411,959
Short-term benefits*		3,462,913		1,959,607
Incentive compensation other than share-based compensation		1,402,737		2,557,813
		6,852,185		10,929,379

__ *
______________________________________________________
include base salaries, pursuant to contractual employment or consultancy arrangements, Directors’ fees, applicable payroll taxes and other non-post-retirement benefits.

Other related parties

King & Bay West Management Corp. (“King & Bay”): King & Bay is an entity that is owned by the Executive Chairman of the Company’s Board of Directors. King & Bay provides certain administrative, management, geological, legal and regulatory, tax, corporate development, information technology support and investor relations services to the Company.

Ottenheimer Baker Barristers & Solicitors (“Ottenheimer”): A Director of the Company is a partner at Ottenheimer, which provides certain legal services to the Company.

Cassels Brock & Blackwell LLP (“Cassels”): A Director of the Company is the Deputy Managing Partner of Cassels, which acts as lead external counsel for the Company.

Liberty: Liberty is a significant shareholder of the Company and has a representative on Alderon’s Board of Directors. During the year ended December 31, 2012 (note 11), Liberty provided the Company with bridge financing.

HBIS International Holding (Canada) Co., Ltd (“HBIS”): HBIS is a subsidiary of Hebei Iron & Steel Group Co. Ltd (“Hebei”), a significant shareholder of the Company. HBIS provides certain management services to the Company.

Forbes & Manhattan, Inc. (“F&M”): F&M is an entity that is wholly owned by the spouse of the former Vice Chairman of the Company’s Board of Directors. F&M provides certain financial management and business consulting services to the Company.

2227929 Ontario Inc. (“Ontario”): Ontario is an entity that shares office premises with F&M, which in turn acts from time to time as an agent for Ontario for various activities and services. On October 1, 2012, the Company entered into a shared costs service agreement (the “Service Agreement”) with Ontario for certain promotional, corporate development and general and administrative services. The Service Agreement was terminated on October 1, 2013.

Image Air Charter Ltd. (“Image Air”): On March 1, 2012, the Company entered into a two-year aircraft charter agreement (the “Charter Agreement”) with Image Air for a plane that Image Air leases from a limited partnership. The former Vice Chairman of the Company’s Board of Directors is the sole limited partner of this limited partnership. The Charter Agreement was terminated on April 9, 2013.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

12           Related party disclosures (continued)

    Transactions entered into with related parties other than key management personnel include the following:

	Years ended December 31,
	2013		2012
	$		$
Cassels		1,708,821		2,139,726
King & Bay		1,558,066		2,008,486
HBIS		144,007		-
Ottenheimer		11,315		18,717
Image Air*		-		606,262
F&M*		-		480,000
Liberty		-		349,017
Ontario*		-		79,736
		3,422,209		5,681,944
_________________________________________
*These entities are no longer related parties in 2013.

Amounts owed to related parties other than key management personnel are summarized below.

	As of December 31, 2013		As of December 31, 2012
	$		$
Cassels		128,606		135,729
King & Bay		92,423		78,271
Ontario*		-		50,824
Image Air*		-		44,400
		221,029		309,224
_________________________________________
*These entities are no longer related parties in 2013.

13        Share capital

The Company has authorized for issue an unlimited number of common shares (being voting and participating shares) without par value, and all shares issued and outstanding as of December 31, 2013 and December 31, 2012 are fully paid. Pursuant to the Company’s articles of incorporation (the “Articles”), the Company may by following the procedures set out in the Articles and the Business Corporations Act (British Columbia) (the “Act”): create one or more classes or series of shares, with rights and restrictions specific to each class; subdivide or consolidate all or any of its unissued or fully paid issued shares; alter the identifying name of any of its shares; or otherwise alter its shares or authorized share structure when required or permitted to do so by the Act.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

13           Share capital (continued)

Common shares issued pursuant to private placements

On January 13, 2012, the Company completed a private placement with Liberty, pursuant to a subscription agreement that resulted in the issuance of 14,981,273 of the Company’s common shares in exchange for aggregate gross proceeds of $39,999,999, less cash transaction costs of $2,662,528, which in turn were comprised primarily of the placement agent’s cash placement fee equal to 6% of the gross proceeds. Liberty also has a pre-emptive right to participate in any future equity financings of Alderon, and in the event that Liberty desires to sell any of the aforementioned purchased shares, Alderon will hold the right to identify a purchaser or purchasers to whom those shares shall be sold.

On September 4, 2012, the Company completed a subscription transaction (the “Subscription Transaction”) with Hebei, pursuant to an agreement whereby Hebei purchased 25,858,889 of the Company’s common shares by way of a private placement in exchange for aggregate gross proceeds of $62,319,922, less cash transaction costs of $1,435,901.

On closing of the Subscription Transaction, Hebei and Alderon also entered into an arrangement pursuant to which Hebei would invest an additional $119,926,293 (the “Initial Investment”) in exchange for a 25% interest in the Kami Project. Per the definitive agreements entered into between the Company and Hebei, the latter’s 25% interest would be made into The Kami LP. The Kami LP was established in order to develop and operate the Kami Project, and it is this entity into which Alderon would transfer all assets associated with the Kami Project contemporaneously with the Initial Investment. Alderon and Hebei would be required to contribute to capital expenditures for the development of the Kami Project not covered by initial capital contributions and project debt financing, in accordance with their respective interests. However, Hebei’s further contributions to The Kami LP will depend upon the amount of aggregate proceeds received as project debt financing and will not exceed $220,000,000.

On March 15, 2013, Hebei contributed the Initial Investment, and Alderon contributed the Kami Property and its related assets to The Kami LP. In connection with Hebei’s contribution of the Initial Investment, the Company has provided confirmations to Hebei with respect to certain information rights related to the development of the Kami Project and to the use of the Initial Investment proceeds.

Also, Hebei has agreed to purchase, upon the commencement of commercial production, 60% of the actual annual production from the Kami Project up to a maximum of 4.8 million tonnes of the first 8.0 million tonnes of iron ore concentrate produced annually at the Kami Project. The price paid by Hebei will be based on the Platts Iron Ore Index (“Platts Price”), including additional quoted premium for iron content greater than 62%, less a discount equal to 5% of such quoted price. Hebei also will have the option to purchase additional tonnages at a price equal to the Platts Price, without any such discount.

In addition to the capitalized incremental transaction costs noted above, in September 2012, the Company committed to pay up to $9,813,750 in finder’s fees, financial advisory and other legal costs, $8,014,850 of which were incurred during the year-ended December 31, 2012. These costs, while incurred in connection with the overall transaction with Hebei, were deemed not directly attributable to the issuance of common shares. Consequently, these costs were expensed as incurred and have been presented under general and administrative expenses in the accompanying consolidated statement of comprehensive loss for the year-ended December 31, 2012. The remaining $1,798,900 represents finder’s fees associated with the Initial Investment (see also note 24).

Concurrent with the closing of the Subscription Transaction with Hebei, Liberty exercised its pre-emptive right to maintain its relative proportionate interest in the Company following this private placement. Consequently, Liberty acquired 3,816,181 common shares for additional gross proceeds to the Company of $9,196,996.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012
 (amounts in Canadian dollars, except share/option/warrant data)

14           Warrants

A summary of the activity related to the Company’s warrants is provided below.
	Year ended December 31, 2013		Year ended December 31, 2012
	Number	Weighted average exercise price $	Number	Weighted average exercise price $

Balance, beginning of period	-	-	4,877,897	2.76
Granted	-	-	-	-
Exercised	-	-	(384,010)	2.79
Expired	-	-	(4,493,887)	2.76

Balance, end of period	-	-	-	-

15           Stock options

The Company operates an equity-settled share-based compensation plan under which the Company receives services from employees as consideration for equity instruments of the Company. The related stock option plan (the “Plan”) follows applicable stock exchange policies regarding stock option awards granted to employees, directors and consultants.

Previously, the Plan allowed a maximum of 10% of the issued shares to be reserved for issuance under the Plan. On June 6, 2012, at the Company’s Annual General and Special Meeting of Shareholders, the Company received approval for an amendment to the Plan to reserve for issuance a fixed maximum number of shares equal to 15,000,000. On June 20, 2013, at the Company’s Annual General and Special Meeting of Shareholders, the Company received approval for an amendment to the Plan to reserve for issuance a fixed maximum number of shares equal to 16,500,000.

Options granted under the Plan have a maximum term of ten years. The vesting terms are at the discretion of the Company’s Board of Directors. Although the options have a maximum term of ten years, the options issued for the years ended December 31, 2013 and December 31, 2012 were granted with a term of five years.

The following table summarizes the activity under the Company’s stock option plan.

	Year ended December 31, 2013		Year ended December 31, 2012
	Number	Weighted average exercise price $	Number	Weighted average exercise price $

Balance, beginning of period	14,102,500	2.58	11,636,300	2.57
Granted	1,655,000	1.40	3,015,000	2.49
Exercised	-	-	(386,300)	1.51
Forfeited	(927,500)	2.42	(162,500)	2.72

Balance, end of period	14,830,000	2.46	14,102,500	2.58

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

(amounts in Canadian dollars, except share/option/warrant data)

15           Stock options (continued)

	Options outstanding as of December 31, 2013
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price ($)

0.97 – 1.70	3,950,000	2.53	1.44
1.71 - 2.40	2,575,000	3.35	1.98
2.41 - 3.10	4,515,000	2.70	2.77
3.11 - 3.80	3,790,000	2.35	3.48

	14,830,000	2.68	2.46

	Options exercisable as of December 31, 2013
Exercise price	Number	Weighted average remaining contractual life (years)	Weighted average exercise price ($)

0.97 – 1.70	2,857,500	1.75	1.51
1.71 - 2.40	1,500,000	3.04	2.02
2.41 - 3.10	4,240,000	2.67	2.75
3.11 - 3.80	3,717,500	2.34	3.48

	12,315,000	2.40	2.60

As of December 31, 2013, the total compensation cost related to unvested stock options not yet recognized amounted to $583,555 ($2,203,640 in 2012). This amount is expected to be recognized over a weighted average period of 0.86 years (0.83 years in 2012).

Share-based compensation costs for the year ended December 31, 2013 totaled $2,586,273 ($9,019,475 in 2012): $386,958 capitalized in mineral properties (nil in 2012); $39,912 in exploration and evaluation expenses ($934,570 in 2012); $2,133,407 in general and administrative expenses ($7,391,055 in 2012); and $25,996 in environmental, aboriginal, government and community expenses ($693,850 in 2012).

The Company settles stock options exercised through the issuance of common shares from treasury.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

15           Stock options (continued)

Fair value input assumptions

The table below shows the assumptions, or weighted average parameters, applied to the Black-Scholes option pricing model in order to determine share-based compensation costs over the life of the awards for options granted during each of the periods presented.
	Year ended December 31,
	2013	2012

Expected dividend yield	0.0%	0.0%
Estimated volatility	63.5%	70.5%
Weighted average risk-free annual interest rate	1.15%	1.23%
Weighted average expected life (years)	2.5	2.5
Grant date fair value	$0.55	$1.08

16	Non-controlling interest

The Kami LP has material non-controlling interest. The following is summarised financial information for The Kami LP, prepared in accordance with IFRS. The information is before inter-company eliminations with other subsidiaries of the Company.

Year ended December 31,
2013
$

Loss from operations	(8,105,889)
Finance income	1,273,876
Net loss and comprehensive loss	(6,832,013)
Net loss and comprehensive loss attributable to non-controlling interest	(1,708,003)

Current assets	86,122,508
Non-current assets	162,985,131
Current liabilities	(22,247,988)
Net assets	226,859,651
Net assets attributable to non-controlling interest	56,714,913

Cash flows used in operating activities	(11,651,429)
Cash flows used in investing activities	(26,709,242)
Cash flows from financing activities	119,926,293
Net increase in cash	81,565,622

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

16	Non-controlling interest (continued)

Changes in the Company’s ownership interest in The Kami LP that do not result in a loss of control are recorded as equity transactions. As a result, the carrying amount of non-controlling interest was adjusted by $61,503,377 to reflect the change in the non-controlling interest’s relative interest in The Kami LP. The difference between this adjustment to the carrying amount of non-controlling interests and the Company’s share of proceeds received is recognized directly in equity and attributed to owners of the Company.

17	Operating expenses

Components of the Company’s operating expenses include the following:

	Years ended December 31,
	2013		2012
	$		$
Share-based compensation costs		2,199,315		9,019,475
Salaries, employment taxes and short-term benefits		2,973,592		4,707,401
Total employee benefit expenses		5,172,907		13,726,876

Goods and services*		2,250,502		37,750,374
Consulting, professional and legal fees		7,028,024		19,722,104
Building rental, services and maintenance		458,956		446,092
Depreciation		147,940		103,345
Other		171,729		30,131
Total operating expenses, by nature		15,230,058		71,778,922
_______________________________________________________________________
* including, but not limited to, technical consulting expenses, engineering costs, drilling costs, helicopter support, travel and other costs.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

18	Income taxes

The reconciliation of the combined Canadian federal and provincial income tax rate to the income tax recovery presented in the accompanying consolidated statements of comprehensive loss is provided below.

	Years ended December 31,
	2013	2012
	$	$
Loss before income taxes	(13,579,041)	(71,697,575)

Income tax recovery at combined federal and provincial income tax rate of 27.2% (2012-27.0%)	3,693,499	19,358,345
Change in unrecognized deferred income tax assets	(2,769,750)	(17,716,455)
Share-based compensation costs	(597,449)	(2,433,815)
Income tax attributable to non-controlling interest	(496,250)	-
Change in renounced expenditures pursuant to flow-through share agreements	-	(77,790)
Impact of future income tax rates applied versus current statutory rate	207,632	1,242,542
Non-deductible expenditures and other	(37,682)	(156,367)

	-	216,460

The deferred tax recovery is comprised of the following components:
	Years ended December 31,
	2013		2012
	$		$

Origination and reversal of temporary differences		(2,769,750)		(17,716,455)
Changes in unrecognized deductible temporary differences		2,769,750		17,716,455
Deferred tax recovery on reversal of flow-through share premium obligation		-		216,460
Total tax recovery		-		216,460

Income tax recovery for the year ended December 31, 2012 is entirely domestic in nature and represents deferred taxation arising subsequent to the renunciation of expenditures pursuant to the issuances of flow-through shares.

Significant components of the Company’s unrecognized deferred income tax assets are summarized below.

	Years ended December 31,
	2013		2012
	$		$

Temporary differences attributable to:
Mineral properties		16,075,500		16,655,000
Non-capital losses		15,134,000		11,486,000
Share-issue expenses		862,000		1,228,000
Allowable capital losses		136,000		136,000
Property, plant and equipment		102,250		35,000
		32,309,750		29,540,000

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

(amounts in Canadian dollars, except share/option/warrant data)

18	Income taxes (continued)

As of December 31, 2013, the Company’s unrecognized non-capital loss carryforwards expire as follows:
	$

2014		215,827
2015		271,231
2027		289,664
2028		385,975
2029		33,808
2030		2,955,817
2031		7,672,546
2032		29,359,621
2033		11,000,029
		52,184,518

The Company currently has unrecognized investment tax credits related to qualifying expenditures. These investment tax credits, which as of December 31, 2013 totaled $6,900,600, are not refundable and expire as follows:
	$

2030		209,155
2031		1,395,974
2032		3,453,682
2033		1,841,789
		6,900,600

Deferred tax assets have not been recognized in respect of all of these items because it is not probable that future taxable profit will be available against which the Company can utilize benefits therefrom.

Non-capital loss carryforwards are subject to review, and potential adjustment, by tax authorities.

19       Net loss per share

For the years ended December 31, 2013 and 2012, diluted net loss per share was calculated based on the net loss and comprehensive loss attributable to owners of the parent using the basic weighted average number of shares outstanding, since all outstanding warrants and stock options have been excluded from the calculation of diluted net loss per share because they were anti-dilutive. Accordingly, diluted net loss per share for each period was the same as the basic net loss per share.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

20        Supplemental disclosure of cash flow information
	Years ended December 31,
	2013		2012
	$		$
Changes in operating assets and liabilities
Receivables		(1,174,187)		162,569
Prepaid expenses and other current assets		(618,512)		1,346,789
Long-term advances (note 8)		(10,232,508)		(10,232,508)
Payables and accrued liabilities		(2,880,120)		(835,609)
Due to related parties		(88,195)		152,361
		(14,993,522)		(9,406,398)

21        Capital disclosures

The Company’s objective in managing capital, consisting of equity, with cash and cash equivalents and restricted cash equivalents being its primary components, is to ensure sufficient liquidity to fund: development and other Kami Project activities; general and administrative expenses; environmental, aboriginal, government and community expenses; working capital; and capital expenditures.

Management regularly monitors the Company’s capital structure and makes adjustments thereto based on funds available to the Company for the acquisition, exploration and development of mineral properties. The Board of Directors has not established quantitative return on capital criteria for capital management, but rather relies upon the expertise of the management team to sustain the future development of the business.

The properties in which the Company currently has an interest are in the development stage, and the Company does not generate any revenue. Accordingly, the Company is dependent upon sources of external financing to fund both the Kami Project and its other costs. While the Company endeavours to minimize dilution to its shareholders, management has in the past engaged in dilutive financial transactions, such as private placements, and may engage in dilutive arrangements in the future.

The Company’s policy on dividends is to retain cash to keep funds available to finance the activities required to advance the Company’s Kami Project. Although the Company is not subject to any capital requirements imposed by any regulators or by any other external source, Alderon has provided confirmation to Hebei with respect to the use of the Initial Investment proceeds.

$81.6 million of cash is held by The Kami LP which is the remaining amount of the Initial Investment. Under the terms of the agreements with Hebei, Alderon has agreed that the proceeds from the Initial Investment would be used solely for Kami Project related expenditures. As a result, Alderon is restricted from transferring this cash from The Kami LP to Alderon. Currently this restriction does not have an effect on Alderon’s ability to meet its short- to medium-term obligations as Alderon held $13.8 million of cash.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

22           Financial instruments, financial risk management and fair value

Financial risk management

The Company is exposed in varying degrees to certain risks arising from financial instruments, as discussed below.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

As discussed in note 21, the Company’s capital management objectives include working to ensure that the Company has sufficient liquidity to fund Company activities that are directly and indirectly related to the advancement of the Kami Project.

The Company endeavours to ensure that it will have sufficient liquidity in order to meet short- to medium-term business requirements and all financial obligations as those obligations become due. Historically, sufficient liquidity has been provided predominantly through external financing initiatives, including strategic, traditional and flow-through private placements to investors and institutions. The Company will continue to rely upon sources of external financing in future periods until such time as commercial production commences, notwithstanding the Company’s successful capital-raising activities prior to December 31, 2013 (see note 13).

The following are the contractual maturities of the financial liabilities as of December 31, 2013:

	Carrying Amount		Contractual Cash Flows		Less than 1 year		1-2 years		3-4 years		More than 5 years
	$		$		$		$		$		$
Payables and accrued liabilities		14,031,463		14,031,463		14,031,463		-		-		-
Due to related parties		221,029		221,029		221,029		-		-		-
		14,252,492		14,252,492		14,252,492		-		-		-

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation.

The Company’s receivables consist primarily of sales tax credits, which are due from Canadian federal and provincial tax agencies. Additionally, the Company’s cash and cash equivalents are held in deposit at high-credit quality Canadian financial institutions. As a result, management considers the risk of non-performance related to accounts receivable and cash and cash equivalents to be minimal.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

22           Financial instruments, financial risk management and fair value (continued)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

Fluctuations of market interest rates have little impact on the Partnership’s financial results since the Partnership’s does not have debt at December 31, 2013.
Fair value

The carrying values of the Company’s cash and cash equivalents, restricted cash equivalents, receivables, payables and accrued liabilities and amounts due to related parties approximate their fair values due to their short-term maturities or to the prevailing interest rates of the related instruments, which are comparable to those of the market. The carrying amounts and fair values of financial assets (liabilities) as of December 31, 2013 and 2012 are presented below.

December 31, 2013	Loans and receivables		Other financial liabilities		Total
	$		$		$

Cash and cash equivalents		95,366,039		-		95,366,039
Receivables (note 5)		270,829		-		270,829
Payables and accrued liabilities (note 10)		-		(14,031,463)		(14,031,463)
Due to related parties (note 12)		-		(221,029)		(221,029)
		95,636,868		(14,252,492)		81,384,376

December 31, 2012	Loans and receivables		Other financial liabilities		Total
	$		$		$

Cash and cash equivalents		34,312,316		-		34,312,316
Restricted cash equivalents (note 8)		10,232,508		-		10,232,508
Receivables (note 5)		362,028		-		362,028
Payables and accrued liabilities (note 10)		-		(6,541,122)		(6,541,122)
Due to related parties (note 12)		-		(309,224)		(309,224)
		44,906,852		(6,850,346)		38,056,506

In the preceding tables, receivables exclude sales tax credits, and payables and accrued liabilities exclude sales tax credits payable.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

23           Segment information

The Company operates in a single operating segment, being the acquisition, exploration and evaluation of mineral resources. All of the Company’s resource properties and items of property, plant and equipment are located in Canada.

24           Commitments and contingencies

In connection with the 2010 purchase from Altius Resources Inc. (“Altius”) of the Kami Property, Alderon committed to paying Altius a 3% gross royalty on iron ore concentrate that is generated from the Kami Project.

The Company expects to pay $689,000 in 2014, $524,000 in 2015 and $246,000 in 2016 with regards to various operating leases for its premises.

In connection with Hebei’s contribution of the Initial Investment, the Company has agreed that in the event that the environmental assessment and related approvals for the Kami Project are not obtained by March 31, 2014, Alderon will be required to pay to Hebei $3,000,000 per month for each whole month until such approvals are obtained. As noted below (see note 25), the Company has received the required approvals, and therefore, a payment under this arrangement is not probable, and no amount has been provided for.

In connection with the closing of the Subscription Transaction (see note 13), the Company had committed to pay a finder’s fee associated with the Initial Investment (the “Finder’s Fee”) and an off-take sales fee to the finder engaged to identify Hebei to the Company and to assist with the conclusion of the transaction with Hebei (the “Finder”). On March 15, 2013, the Company sent notice terminating the finder’s fee agreement, in accordance with its terms. On July 31, 2013, the Company and the Finder concluded a settlement agreement for the Finder’s Fee and the off-take sales fee. The total amount of the settlement is $1,798,500, which is to be paid to the Finder in installments. Payments totaling $599,625 were made during the year ended December 31, 2013. The remaining balance of $1,198,875 will be paid in three equal installment of $399,625 every three months commencing February 28, 2014. All payments will also include an interest amount calculated at a rate of 1% per annum from April 30, 2013 until the date of payment. As part of the settlement, the Finder has released all claims to the off-take sales fee.

On March 1, 2012, the Company entered into the Charter Agreement with Image Air. Per the Charter Agreement, the minimum cost to the Company is $44,400 per month, with additional charges incurred for each hour that the aircraft is flown. On April 9, 2013, the Company sent notice to Image Air terminating the Charter Agreement, in accordance with its terms.

The Company has negotiated a contract with a supplier in relation to the purchase of equipment (see also note 9), which is due for delivery during the fourth quarter of 2014. As at December 31, 2013, payments of US$13,884,000 ($14,717,000 based on the closing rate on December 31, 2013) remain to be paid on the equipment and are due in 2014.

In the normal course of operations, the Company may become involved in various claims and legal proceedings. No contingent liabilities have been accrued as of December 31, 2013 or 2012, nor are there, in management’s view, any known disputes pending against the Company that could significantly impact the Company’s consolidated financial statements.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

25           Subsequent events

On January 21, 2014, the Company entered into an agreement (the “Agreement”) with the Town of Labrador City (“Labrador City”) with respect to the development of the Kami Project. Under the terms of the Agreement, the Company will pay to Labrador City an annual grant based on the Kami Project mining operations that will be located in the Municipal Planning Area of Labrador City. The Company will not be required to pay municipal or other taxes except with respect to such assets and business of the Company, as may be located from time to time within the town boundaries of Labrador City.

On January 21, 2014, the Company and the Innu Nation entered into an Impact and Benefits Agreement ("IBA") with respect to carrying out the Kami Project. The IBA provides for participation in the Kami Project on the part of the Innu Nation in the form of training, jobs and contract opportunities, along with providing their community with financial and socio-economic benefits over the life of the mine. The IBA also contains provisions which recognize and support the culture, traditions and values of the Innu Nation.

On February 18, 2014, the Federal Government of Canada issued the Notice of the Minister of Environment’s Environmental Assessment Decision Statement for the Kami Project (the “Decision Statement”). The Decision Statement sets out the Minister of Environment’s conclusion that the Kami Project is “not likely to cause significant adverse environmental effects”. As a result, the Kami Project has approval to proceed, subject to the terms and conditions included in any federal permits or authorizations. On January 10, 2014 the Cabinet of Newfoundland and Labrador (the “Provincial Cabinet”) determined that the Kami Project met the requirements of Part X of the Newfoundland and Labrador Environmental Protection Act and was released from the provincial environmental assessment process. On March 17, 2014, the Company received the federal Navigable Waters Protection Act Approval and on March 25, 2014, the Company received the federal Fisheries Act Authorization. Combined with the decisions by the Federal Minister of Environment and the Provincial Cabinet, Alderon is now in a position to move ahead with plans to commence construction.

On February 19, 2014, the Company entered into a Power Purchase Agreement (“PPA”) with Nalcor pursuant to which Nalcor agrees to sell electrical power and energy to the Company. Power will be provided based on a rate schedule in line with the Labrador Industrial Rates Policy published in December 2012. The Company will provide security for its commitment to begin purchasing electrical power under the terms and conditions of the PPA once the Kami Project is commissioned. Under the terms of the Security Agreement with Nalcor (the “Security Agreement”), the Company has agreed to provide a total of $65,000,000 in security deposits that will each take the form of a letter of credit that will be released to the Company once the Kami Project is interconnected to the electrical system as contemplated under the PPA, and has been commissioned and the Company has loaded saleable product produced from the Kami Project in two consecutive months.

The first security deposit in the amount of $21.0 million was due on the signing of the Security Agreement. The remaining $44.0 million in security deposits will be provided to Nalcor at such time as Nalcor can reasonably demonstrate that it has additional existing and pending commitments for such amount to construct the new transmission line. Nalcor is required to provide sufficient advance notice of the timing and amounts of additional security deposits and may not request the next security deposit until after August 31, 2014.

Alderon Iron Ore Corp.
Notes to the Consolidated Financial Statements
As of and for the years ended December 31, 2013 and 2012

 (amounts in Canadian dollars, except share/option/warrant data)

25           Subsequent events (continued)

On February 24, 2014, Liberty provided a loan to the Company in the amount of $22,000,000. $21,000,000 of the gross proceeds of the loan will be used to fund the first security deposit that is required by Nalcor in connection with the construction of the new transmission line. The remaining $1.0 million will be used for working capital purposes, including for the payment of the establishment fee and transaction costs. Commencing 12 months after the issuance of the loan, the principal amount of the loan and any accrued but unpaid interest, become convertible at Liberty’s option into the Company’s common shares at a conversion price equal to $2.376 per common share. The loan is secured with a mortgage over the Kami Project and bears interest at a rate of 8% per annum, payable on June 30th and December 31st of each year. A 1.5% establishment fee is payable to Liberty in connection with the loan. Subject to prepayment in accordance with the terms of the loan, the maturity date of the loan is December 31, 2018.

In February 2014, the Company signed contracts with suppliers in relation to the purchase of equipment for $34,900,000, which are due for delivery during the third quarter of 2015.

On March 14, 2014, the Company issued a letter of credit for $967,011 in favour of Fisheries and Oceans Canada (“DFO”) in relation to the DFO’s monitoring of the Kami Project. The letter of credit expires on March 13, 2015.

On March 25, 2014 the Company signed a Grant-in-lieu of Municipal Taxes Agreement (the “Wabush Agreement”) with the Town of Wabush (“Wabush”) with respect to the development of the Kami Project. Under the terms of the Wabush Agreement, the Company will pay to Wabush an annual grant-in-lieu of municipal taxes on the Kami Project mining operations. Payments under the Wabush Agreement will commence after initial production occurs at the Kami Project. As long as the Company makes the payments required under the Wabush Agreement, Wabush will not seek to charge or assess the Company for any municipal taxes in relation to the Kami Project or the business carried on by the Company on the Kami Project.